Exhibit 3.1

Delaware

The first State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “ALJ REGIONAL HOLDINGS, INC.”, FILED IN THIS OFFICE ON THE FIRST DAY OF JUNE, A.D. 2010, AT 2:07 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

/s/ Jeffrey W. Bullock
3060183 8100	Jeffrey W. Bullock, Secretary of State AUTHENTICATION: 8028702
100613467	DATE: 06-01-10

You may verify this certificate online

at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 02:17 PM 06/01/2010 FILED 02:07 PM 06/01/2010 SRV 100613467 - 3060183 FILE

FIRST AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

ALJ REGIONAL HOLDINGS, INC.

pursuant to Section 242

of the General Corporation Law

of the State of Delaware

ALJ Regional Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: The name of the corporation is ALJ Regional Holdings, Inc. (the “Corporation”). The name under which the Corporation was originally incorporated was Nuparent, Inc., and the date of filing of the original certificate of incorporation of the Corporation with the Secretary of State of the State of Delaware was June 22, 1999. A Restated Certificate of Incorporation of this Corporation was filed with the Secretary of State of the State of Delaware on February 24, 2000 under its previous name, YouthStream Media Networks, Inc. A Certificate of Designation of Series A Preferred Stock, and a Certificate of Correction to such Certificate of Designation for this Corporation were filed with the Secretary of State of the State of Delaware on January 21, 2003 and January 20, 2004, respectively, under the name YouthStream Media Networks, Inc. A Certificate of Ownership and Merger of this Corporation was filed with the Secretary of State of the State of Delaware on October 23, 2006, under the name YouthStream Media Networks, Inc., which effected the change of the Corporation’s name to ALJ Regional Holdings, Inc. A Certificate of Designation of Series B Preferred Stock of this Corporation was filed with the Secretary of State of the State of Delaware on May 19, 2009. A Restated Certificate of Incorporation of this Corporation was filed with the Secretary of State of the State of Delaware on June 16, 2009.

SECOND: The Board of Directors of the Corporation, acting in accordance with the provisions of Section 141 and 142 of the General Corporation Law of the State of Delaware, adopted resolutions to amend Article V.A.(4)(a) of the Restated Certificate of Incorporation of the Corporation, to read in its entirety as follows:

“(a) Mandatory Redemption. The Corporation shall redeem all of the Series A Preferred Stock (or such lesser number then outstanding) on June 30, 2014 (the “Mandatory Redemption Date”), at a price per share equal to the Face Amount thereof (plus all accrued and unpaid dividends thereon). “Purchase Price” shall mean the purchase price described in this Section A(4)(a) of Article V for redemptions pursuant to this Section and the purchase price described in Section A(4)(i) of this Article V for redemptions pursuant to such Section.”

THIRD: This Certificate of Amendment to the Restated Certificate of Incorporation was submitted to the stockholders of the Corporation entitled to vote thereon and was duly approved by the required vote of such stockholders of the Corporation in accordance with Sections 228 and 242 of the Delaware General Corporation Law.

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IN WITNESS WHEREOF, ALJ Regional Holdings, Inc. has caused this Certificate of Amendment to be signed by its Chief Executive Officer as of May 28, 2010.

By:	/s/ John Scheel
John Scheel
Chief Executive Officer